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                                                                    EXHIBIT 99.1


                                  NEWS RELEASE


TCI INTERNATIONAL, INC. (NASDAQ:TCII)
47300 Kato Road
Fremont, California 94538
Contacts:         Mary Ann W. Alcon                  John W. Ballard, III
                  Chief Financial Officer            President & CEO
                  510-687-6100                       510-687-6100

FOR IMMEDIATE RELEASE

                     TCI INTERNATIONAL ANNOUNCES MERGER WITH
                   SPX CORPORATION'S DIELECTRIC COMMUNICATIONS

FREMONT, CA - January 26, 2001 - TCI International, Inc. (NASDAQ: TCII) ("TCI") announced today that it has signed a definitive merger agreement with Dielectric Communications ("Dielectric") a unit of SPX Corporation (NYSE: SPW). Under the terms of the agreement, TCI's shareholders will receive $11.25 in cash per share.

TCI entered into the merger agreement following the approval of its Board of Directors. The company received investment banking services and a fairness opinion in connection with the transaction from Houlihan Lokey Howard and Zukin Capital. Completion of the transaction is subject to customary closing conditions, including shareholder approval.

"The merger between TCI and Dielectric represents a powerful combination of more than 90 years of scientific and technical expertise in RF products and systems," said John W. Ballard III, the President and CEO of TCI. "In addition to the clear strategic implications of integrating our complementary broadcast product lines, I am excited about Dielectric's commitment to support our signal processing product growth objectives. This transaction will immediately benefit our shareholders while servicing the long term interests of our customers and employees as well."

TCI International, Inc. is a holding company composed of two product groups. The broadcast group offers broad-bandwidth antenna and transmission feeder solutions for the FM and TV broadcast markets, and high power short wave and MF broadcasting applications. The broadcast group recently received a patent for the invention of a wideband slot antenna that is the basis of the Company's award-winning Models 888 and 881 transmitting antennas targeted at the FCC mandated conversion from analog to digital TV transmission. The signal processing group provides direction finding, spectrum monitoring, and specialized communication receiver and transmitter products to both commercial and defense-oriented customers worldwide. For further information, please visit TCI's Web site at http://www.TCIbr.com.
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Dielectric Communications is the nation's largest manufacturer of high power digital and analog TV and FM broadcast antennas, transmission line and RF systems, and a world leader in broadcast transmission system design. SPX Corporation is a global provider of technical products and systems, industrial products and services, service solutions and vehicle components. The Internet address for SPX Corporation's home page is www.spx.com.
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